SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 28, 2009
MOOG INC.
(Exact name of registrant as specified in its charter)

New York (State or Other Jurisdiction of Incorporation)	1-5129 (Commission File Number)	16-0757636 (I.R.S. Employer Identification No.)

East Aurora, New York (Address of principal executive offices)	14052-0018 (Zip Code)
Registrant’s Telephone Number, Including Area Code: (716) 652-2000
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
On September 28, 2009, the Company issued a press release announcing that it has completed the acquisition of GE Aviation Systems’ flight control actuation business in Wolverhampton, U.K. for $90 million in cash, financed with funds available under its revolving credit facility. The information contained in this press release, which is filed as exhibit 99.1 to this Current Report on Form 8-K, is incorporated herein by reference.
On September 28, 2009, the Company issued a press release announcing the public offering of 2.5 million newly issued shares of Class A common stock. The Company expects to use the net proceeds from the offering to repay a portion of the indebtedness incurred under its revolving credit facility to acquire GE Aviation Systems’ flight control actuation business. The information contained in this press release, which is filed as exhibit 99.2 to this Current Report on Form 8-K, is incorporated herein by reference.
Moog’s Aircraft Controls segment is projecting fiscal year 2010 sales, including the Wolverhampton acquisition described herein, of approximately $746 million. Moog’s consolidated fiscal year 2010 sales, including Wolverhampton, are now projected to be $2.130 billion. An assumed sale of 2,500,000 shares of Class A common stock in the offering described herein at the closing sale price of our Class A common stock on September 24, 2009 of $31.41 per share and the application of the net proceeds to repay a portion of the indebtedness incurred in the Wolverhampton acquisition is expected to result in dilution of $0.10 per share to Moog’s forecasted fiscal year 2010 earnings per share. Moog’s forecasted fiscal year 2010 cash flow from operations less capital expenditures is expected to be unaffected by the Wolverhampton acquisition.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.
          99.1    Press release dated September 28, 2009
          99.2    Press release dated September 28, 2009

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOOG INC.
Dated: September 28, 2009	By:	/s/ Jennifer Walter
		Name:	Jennifer Walter Controller

EXHIBIT INDEX

Exhibit	Description

99.1	Press release dated September 28, 2009

99.2	Press release dated September 28, 2009